        UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE BOEING COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

        TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, BY DTC TO A NOMINEE OF DTC OR BY A NOMINEE THEREOF TO DTC OR ANOTHER NOMINEE THEREOF OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR OF DTC OR SUCH SUCCESSOR'S NOMINEE, UNLESS AND UNTIL THIS NOTE IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM AND TRANSFERS IN PART OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE HEREINAFTER REFERRED TO.

Registered No. 1	Principal Amount: $400,000,000 CUSIP No.: 097023AU9

THE BOEING COMPANY

6 1/8% Notes due 2033

        1.    Principal and Interest.    THE BOEING COMPANY, a corporation duly organized and existing under the laws of the State of Delaware (herein called the "Company", which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of FOUR HUNDRED MILLION DOLLARS ($400,000,000) on February 15, 2033 (the "Maturity Date"), and to pay interest thereon from February 11, 2003, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on February 15 and August 15 in each year (each an "Interest Payment Date"), commencing August 15, 2003, at the rate of 6 1/8% per annum until the principal hereof is paid or made available for payment. Interest will be computed on the basis of a 360 day year of twelve 30 day months. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date and on the Maturity Date will, as provided in such Indenture, be paid to the Holder in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the first day of February or the first day of August (each "Regular Record Date"), as the case may be, next preceding such Interest Payment Date or the Maturity Date, as applicable. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Holder in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee under the Indenture, notice whereof shall be given to Holders of Notes of this series not less than 10 days prior to such Special Record Date, or be paid on a specified date in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture. Interest payable on this Note on any Interest Payment Date and on the Maturity Date, as the case may be, will be the amount of interest accrued from and including the immediately preceding Interest Payment Date (or from and including February 11, 2003, in the case of the initial Interest Payment Date) to but excluding the applicable Interest Payment date or the Maturity Date, as the case may be. If an Interest Payment Date or the Maturity Date falls on a day that is not a Business Day, the payment will be made on the next Business Day as if it were made on the date the payment was due, and no interest will accrue on the amount so payable for the period from and after that Interest Payment Date or the Maturity Date, as the case may be. A "Business Day" means any day which is not a Saturday or Sunday or any day on which banking institutions are authorized or obligated by applicable law or regulation to close in the place in which payment on the Notes is required, as the case may be.

        The principal of this Note payable on the Maturity Date will be paid against presentation and surrender of this Note at the office or agency of the Issuer maintained for that purpose in the Borough of Manhattan, the City of New York.

        2.    Indenture.    This Note is one of a duly authorized series of securities of the Company (herein called the "Notes"), issued and to be issued in one or more series under an indenture, dated as of February 1, 2003 (herein called the "Indenture"), between the Company, as issuer, and JPMORGAN CHASE BANK, as trustee (in such capacity, the "Trustee," which term includes any successor trustee under the Indenture), and with respect to which, the terms of this Note were established pursuant to the Officers' Certificate delivered pursuant to Section 301 of the Indenture and dated the date hereof, to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered.

        This Note is one of the series designated as the 6 1/8% Notes due 2033 of the Company, limited in aggregate principal amount to $400,000,000. The Notes are unsecured obligations of the Company and rank pari passu with all unsecured and unsubordinated obligations of the Company.

        The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S.C. sections 77aaa-77bbbb) (the "TIA"), as in effect on the date of the Indenture (except as otherwise indicated in the Indenture). Notwithstanding anything to the contrary herein, the Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the TIA for a statement of them.

        3.    Method of Payment.    Payment of the principal of, premium, if any, and interest on or Additional Amounts, if any, on the Notes shall be payable at the office or agency of the Company to be maintained in the Borough of Manhattan, the City of New York; provided, however, that such payments may be made, at the option of the Company, by check mailed to the address of the person entitled thereto as of the Regular Record Date and as shown on the Security Register. Such payments shall be payable in Dollars.

        4.    Registrar and Paying Agent.    The Security Registrar and Paying Agent shall be initially the Trustee and in Luxembourg, JPMORGAN BANK LUXEMBOURG S.A.

        5.    Optional Redemption.    This Note will be redeemable, as a whole or in part, at the Company's option, at any time or from time to time, on at least 30 days, but not more than 60 days, prior notice to Holders of this Note, at a redemption price equal to the greater of:

  •
  100% of the principal amount of this Note to be redeemed, together with any accrued and unpaid interest to the redemption date; or

  •
  the sum of the present values of the Remaining Scheduled Payments, as defined below, discounted, on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate, as defined below, plus 25 basis points, together with any accrued and unpaid interest to the redemption date.

        "Treasury Rate" means, with respect to any redemption date for the Notes:

  •
  the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue; provided that if no maturity is within three months before or after the maturity date for the Notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis rounding to the nearest month; or

  •
  if that release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

        The Treasury Rate will be calculated by the Company on the third business day preceding the redemption date.

        "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

        "Independent Investment Banker" means one of the Reference Treasury Dealers, to be appointed by the Company.

        "Comparable Treasury Price" means, with respect to any redemption date for the Notes:

  •
  the average of four Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations; or

  •
  if the Company obtains fewer than four Reference Treasury Dealer Quotations, the average of all quotations obtained by the Company.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Company by such Reference Treasury Dealer at 3:30 p.m., New York City time on the third business day preceding such redemption date.

        "Reference Treasury Dealer" means each of Credit Suisse First Boston LLC, Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. and one other treasury dealer selected by the Company, and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer, which the Company refers to as a "Primary Treasury Dealer," the Company will substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

        "Remaining Scheduled Payments" means, with respect to each Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an Interest Payment Date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced by the amount of interest accrued thereon to such redemption date.

        On and after the redemption date, interest will cease to accrue on the Notes or any portion thereof called for redemption, unless the Company defaults in the payment of the redemption price and accrued interest. On or before the redemption date, the Company will deposit with the Paying Agent, or the Trustee, money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on such date. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected pro rata by the Trustee or by such method as the Trustee shall deem fair and appropriate; provided, however, that a partial redemption must be in an amount not less than $1,000,000 principal amount of Notes.

        6.    Sinking Fund.    The Company shall have no sinking fund or analogous obligations in respect of the Notes.

        7.    Discharge and Defeasance.    The Securities will be subject to satisfaction, discharge and defeasance as set forth in Section 403 of the Indenture.

        8.    Denominations; Transfers; Exchange.    The Notes are in fully registered form, in denominations of $1,000 and integral multiples of $1,000. A Holder may register transfers of or exchange securities in accordance with the Indenture. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Holder in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

        9.    Events of Default; Remedies.    The Events of Default are as set forth in Section 501 of the Indenture. If an Event of Default with respect to Notes of this series shall occur and be continuing, the principal of the Notes of this series may be declared due and payable in the manner and with the effect provided in the Indenture. Upon a declaration of acceleration of the Notes, the principal of the Notes may be declared due and payable in the manner, and with the effect, provided in the Indenture.

        10.    Payments of Additional Amounts.    The Company will, subject to the exceptions and limitations set forth below, pay as additional interest on the notes such additional amounts as are necessary in order that the net payment by the Company or the Paying Agent of the principal of and interest on the notes to a Holder who is not a United States person (as defined below), after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon the Holder by the United States or a political subdivision or taxing authority of or in the United States, imposed by withholding with respect to the payment, will not be less than the amount provided in the Notes to be then due and payable (the "Additional Amounts"); provided, however, that the foregoing obligation to pay Additional Amounts shall not apply:

          (1)  to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the Holder, or a fiduciary, settlor, beneficiary, member or shareholder of the Holder if the Holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary Holder, being considered as:

            (a)  being or having been present or engaged in a trade or business in the United States or having had a permanent establishment in the United States;

            (b)  having a current or former relationship with the United States, including a relationship as a citizen or resident of the United States;

            (c)  being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States federal income tax or a foreign private foundation or other foreign tax-exempt organization;

            (d)  being or having been a "10-percent shareholder" of the Company as defined in section 871(h)(3) of the United States Internal Revenue Code and the Regulations that may be promulgated thereunder; or

            (e)  being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

          (2)  to any Holder that is not the sole beneficial owner of the Notes, or a portion of the Notes, or that is a fiduciary, partnership or entity treated as a partnership or disregarded as an entity separate from its owner for United States federal income tax purposes, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership or entity treated as a partnership or disregarded as an entity separate from its owner for United States federal income tax purposes would not have been entitled to the payment of an Additional Amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

          (3)  to any tax, assessment or other governmental charge that is imposed otherwise or withheld solely by reason of a failure of the Holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of the Notes, if compliance is required by statute or by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party (and with respect to which the Holder is entitled to benefits) as a precondition to exemption from such tax, assessment or other governmental charge;

          (4)  to any tax, assessment or other governmental charge which is imposed or payable otherwise than by withholding by the Company or the Paying Agent from the payment;

          (5)  to any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or similar tax, assessment or other governmental charge;

          (6)  to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Notes, if such payment can be made without such withholding by any other paying agent;

          (7)  to any tax, assessment or other governmental charge required to be made pursuant to any European Union Directive on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive;

          (8)  to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment in respect of any Note, if such payment can be made without withholding by another paying agent in a member state of the European Union;

          (9)  to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later; or

          (10) in the case of any combination of the above items.

        The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Notes. Except as specifically provided, the Company shall not be required to make any payment with respect to any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

        As used in this Section, the term "United States" means the United States of America (including the states and the District of Columbia) and its territories, possessions and other areas subject to its jurisdiction, and "United States person" means any individual who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision of the United States or any estate, the income of which is subject to United States federal income taxation regardless of its source, or a trust if (1) it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

        If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any political subdivision or taxing authority of or in the United States), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after February 6, 2003, the Company becomes, or based upon a written opinion of independent counsel selected by the Company, will become obligated to pay Additional Amounts with respect to the Notes, then the Company may at its option redeem, in whole, but not in part, the Notes on not less than 30 nor more than 60 days prior notice, at the redemption price equal to 100% of the principal amount of the Notes, together with interest accrued but unpaid on the Notes to the date fixed for redemption.

        11.    Amendments and Waivers.    The Indenture permits, with certain exceptions as therein provided, that with the written consent of the Holders of not less than 66 2/3% in principal amount of the Outstanding Securities of each series to be adversely affected thereby, the Company, when authorized by a Board Resolution, and the Trustee may enter into an indenture or indentures thereto to add any provisions or to change or eliminate any provisions of the Indenture or any other indenture supplemental thereto or to modify the rights of the Holders of each such series. The Indenture also provides, with certain exceptions therein provided, that the Holders of not less than a majority in principal amount of the Outstanding Securities of any series may waive on behalf of the Holders of all Securities of such series a past default, or Event of Default arising therefrom, with respect to that series and its consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

        12.    Obligations Absolute.    No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest (if any) on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

        13.    No Recourse Against Others.    No recourse shall be had for the payment of the principal of, or premium, if any, or interest on this Note, or for any claim based hereon or otherwise in respect hereof, or based on or in respect of the Indenture, any indenture supplemental thereto, against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or of any successor corporation of either, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

        14.    Defined Terms.    All initially capitalized terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

        15.    Governing Law.    THE INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

        16.    Successors and Assigns.    All covenants and agreements of the Company in the Indenture and the Notes shall bind its successors and assigns. All agreements of the Trustee in the Indenture shall bind its successor.

        17.    Authentication.    Unless the certificate of authentication hereon has been executed by the Trustee or an Authenticating Agent, by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

        18.    Abbreviations.    Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (= Uniform Gift to Minors Act).

        19.    CUSIP Numbers.    Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice and reliance may be placed only on the other identification numbers placed thereon.

        IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and its corporate seal to be hereunto affixed and attested.

THE BOEING COMPANY
Dated: February 11, 2003	By:	/s/ JAMES C. JOHNSON Name: James C. Johnson Title: Sr. Vice President
Attest:	/s/ AMY TU
Name: Amy Tu Title: Assistant Secretary

TRUSTEE'S CERTIFICATE OF AUTHENTICATION

        This is one of the 6 1/8% Notes due 2033 referred to in the within-mentioned Indenture.

JPMORGAN CHASE BANK, as Trustee
By:	/s/ JAMES P. FREEMAN Name: James P. Freeman Title: Vice President

Dated: February 11, 2003

************************

TRANSFER NOTICE

        FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto ________________________________.

(Please insert Social Security, Taxpayer Identification No. or other identifying number of Assignee)

(Please print or typewrite name and address including postal zip code of Assignee)

the within Note of THE BOEING COMPANY (the "Company") and does hereby irrevocably constitute and appoint              attorney to transfer the said Note on the books of the Company, with full power of substitution in the premises.

Dated:
(The signature must be guaranteed by an eligible institution member of the medallion signature guarantee program.)

[NOTICE: The signature of this assignment must correspond with the name as written upon the face of the within investment in every particular, without alteration or enlargement or any change whatever.]